Exhibit 99.1

Asia Carbon Industries Inc. 110 Wall Street, 11th Floor New York, NY 10005 Mark Lubchenco Director of Investor Relations Direct 646-328-1502 Email mark@asiacarbonindustries.com

February 23, 2011

Dear Shareholders:

I am pleased to be sending you this letter to give you an update on Asia Carbon Industries.  We have made much progress in the past year; following are the highlights of our corporate finance and operational achievements:

Corporate Finance

➢	May 5, 2010 - Completed private placement grossing $3.036 million

➢	December 20, 2010 - Commenced trading on the OTC Bulletin Board under the symbol ACRB

➢	February 14, 2011 -- Secured DTC eligibility

Operations

➢	Completed construction and testing of our new wet production line which was put into full operation on October 26, 2010.

▪
Carbon black produced under the wet process is of a higher quality, therefore appropriate for more sophisticated manufacturers, particularly the production of tires with higher abrasion resistance and weight bearing capacity.

▪	The superior composition of our wet process carbon black results in higher gross margins than that of our dry process products.

➢	In the third quarter we began the sale of Naphthalene oil, a natural byproduct of our production process. Naphthalene contributed $432,368 to our sales for the quarter ended September 30, 2010.

➢
Naphthalene sales represent an optimal situation for the Company, as market demand for Naphthalene is consistently unmet, and we will continue to produce more of it as we continue to expand our mainstream carbon black capacity.

With these changes in effect, we continue our efforts to operate Asia Carbon Industries in an economically and environmentally efficient way.

➢	We are in the process of installing a natural gas system which will reduce the consumption of coal tar, the raw material of carbon black, thus reducing the cost of producing the end product.

➢	We are building a new naphthalene oil processing system, which will bring an additional 200 tons of capacity to our operation.

➢	We continue to evaluate alternatives to add production capacity to our carbon black operation, analyzing the cost benefits of acquisition versus build out.

We thank you for your support and interest in Asia Carbon Industries.  We look forward to bringing you more news of our accomplishments as we progress through the year.

Yao Guoyun
Chairman